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                                                                     EXHIBIT 5.1

                                 April 19, 2005


The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan 48226

Ladies and Gentlemen:

       Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed by The Detroit Edison Company, a Michigan corporation (the "Company"), Detroit Edison Trust I, a Delaware statutory trust ("Detroit Edison Trust I"), and Detroit Edison Trust II, a Delaware statutory trust ("Detroit Edison Trust II", and together with the Detroit Edison Trust I, the "Detroit Edison Trusts"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), up to $350,000,000 aggregate principal amount of (a) debt securities (the "Debt Securities") of the Company, which may be convertible or exchangeable into other securities, (b) trust preferred securities (the "Preferred Securities") issued by a Detroit Edison Trust, and
(c) the guarantees (the "Guarantees") of the Company with respect to the Preferred Securities (the $350,000,000 aggregate principal amount of securities being in addition to $150,000,000 aggregate principal amount of securities previously registered on Registration Statement No. 333-100000).

       The Debt Securities will be issued under (i) a Collateral Trust Indenture, dated as of June 30, 1993, as amended, supplemented or modified from time to time, between the Company and J.P. Morgan Trust Company, National Association, as successor trustee (the "Indenture"), or (ii) a Mortgage and Deed of Trust dated October 1, 1924, as amended, between the Company and J.P. Morgan Trust Company, National Association, as successor trustee (the "Mortgage").

       I, as Vice President and General Counsel of the Company, in conjunction with the members of the Legal Department of the Company, have examined such certificates, instruments and documents (collectively, "Documents") and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed without independent verification, that (i) all signatures are genuine, (ii) all Documents submitted to me as originals are authentic, (iii) all Documents submitted to me as copies conform to the originals of such Documents, and (iv) all Documents were duly authorized, executed and delivered by all parties and are valid, binding and enforceable (other than the authorization, execution and delivery of documents by the Company and the Detroit Edison Trusts and the validity, binding effect and enforceability thereof upon the Company and the Detroit Edison Trusts). My review has been limited to examining the Documents and applicable law.

       I note that the laws of the State of Delaware govern the issuance of the Preferred Securities. Richards, Layton & Finger, P.A. will opine upon any matters relating to Delaware law.



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       Based on the foregoing examination and review, it is my opinion that:

            1. The Company is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Michigan.

            2. The issuance of Debt Securities has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when (i) the Registration Statement has become effective under the Securities Act, (ii) the issuance and sale of the Debt Securities has been authorized by order of the Federal Energy Regulatory Commission ("FERC") and/or the Michigan Public Service Commission ("MPSC"), (iii) the applicable supplemental indenture, supplementing the Indenture and/or Mortgage pursuant to which the Debt Securities are to be issued, shall have been duly executed and delivered and (iv) the Debt Securities are authenticated by the applicable trustee in accordance with the Indenture and/or the Mortgage and delivered against payment therefor, the Debt Securities will be validly issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity).

            3. The issuance of the Guarantees has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when the Guarantees shall have been duly executed and delivered by the parties thereto and pursuant to the authority contained in an order of the FERC and/or MPSC, the Guarantees will be valid and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity).

       I am qualified to practice law in the State of Michigan, and in rendering this opinion, my examination of matters of law has been limited to, and I express no opinion as to the application of the blue sky laws or laws of any jurisdictions other than, the laws of the State of Michigan and the federal laws of the United States. In giving this opinion, I have relied, with your consent, as to matters of New York law upon the opinion of Hunton & Williams LLP. Hunton & Williams LLP and Richards, Layton & Finger, P.A. may rely on this opinion as to matters of Michigan law in rendering their opinions of even date herewith.

       I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. I do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.

                                             Very truly yours,

                                             /s/ Thomas A. Hughes
                                             Vice President and General Counsel